EXHIBIT 99.1




                 [K & F INDUSTRIES LOGO]

                        600 Third Avenue

                      New York, NY 10016

                                                           FOR IMMEDIATE RELEASE

                                                                       CONTACTS:

                                                          K & F Industries, Inc.

                                                             Kenneth M. Schwartz

                                                                    212/297-0900



                                                            Lehman Brothers Inc.

                                                      Liability Management Group

                                                           212/528-7581(collect)

                                                     or 800/438-3242 (toll free)



                    K&F INDUSTRIES, INC. SETS PURCHASE PRICE
                               IN TENDER OFFER AND

                 CONSENT SOLICITATION FOR ALL OF ITS OUTSTANDING

                     9 5/8% SENIOR SUBORDINATED NOTES DUE 2010



New York, November 9, 2004 --K&F Industries, Inc. (the "Company") today announced the consideration to be paid in its tender offer and consent solicitation for its $250 million outstanding principal amount of 9 5/8% Senior Subordinated Notes Due 2010 (the "2010 Notes"). The tender offer is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated October 20, 2004, as amended (the "Offer to Purchase"), and will expire at 5:00 p.m., New York City time, on November 18, 2004, unless extended or terminated (the "Offer Expiration Date"). The Company expects that payment for the 2010 Notes tendered on or prior to 5:00 p.m., New York City time, on November 4, 2004 (the "Consent Expiration Date") will be made on the Offer Expiration Date and that payment for the 2010 Notes tendered after the Consent Expiration Date but on or prior to the Offer Expiration Date will be made promptly after the Offer Expiration Date.



The tender offer consideration for each $1,000 principal amount of the 2010 Notes tendered and accepted for purchase pursuant to the offer for the 2010 Notes was determined based on


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a formula using the bid-side yield of the 2 5/8% U.S. Treasury Note due November
15, 2006 (the "Reference Note"), plus 75 basis points, less $30 per $1,000 in principal amount of the 2010 Notes. The pricing formula assumed that the 2010 Notes would otherwise be redeemed in full at a price of $1,048.13 per $1,000 principal amount of the 2010 Notes on December 15, 2006, which is the earliest date at which the 2010 Notes may be redeemed at the option of the Company. The yield on the Reference Note, as calculated by Lehman Brothers, Inc. as of 2:00 p.m., New York City time, on November 8, 2004, was 2.817%. Accordingly, assuming the payment date for the 2010 Notes is November 18, 2004, the tender offer consideration per $1,000 principal amount of the 2010 Notes will be $1,134.81. Based on the same assumption, the total consideration, including the $30 consent payment, per $1,000 principal amount of the 2010 Notes that will be payable to holders who tendered on or prior to the Consent Expiration Date will be equal to $1,164.81, corresponding to a 3.567% yield to the December 15, 2006 call date. Holders who tender the 2010 Notes after the Consent Expiration Date and on or prior to the Offer Expiration Date will receive only the tender offer consideration. All holders who tender the 2010 Notes will receive accrued and unpaid interest up to, but not including, the settlement date.



Lehman Brothers Inc. is the dealer manager for the offer and the solicitation agent for the consent solicitation. All inquiries regarding the terms of the offer and consent solicitation should be made to the Liability Management Group at Lehman Brothers Inc. at (212) 528-7581 (call collect) or (800) 438-3242 (toll free).



This release is for informational purposes only and is neither an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the 2010 Notes. The offer to buy the 2010 Notes is only being made pursuant to the Offer to Purchase and related documents. The offer and consent solicitation are not being made to holders of the 2010 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the offer or consent solicitation are required to be made by a licensed broker or dealer, they shall be deemed to be made by Lehman Brothers on behalf of the Company.



The Company is one of the world's leading manufacturers of aircraft wheels, brakes and anti-skid systems for commercial, general aviation and military aircraft. The Company is also the leading worldwide manufacturer of aircraft fuel tanks as well as a producer of aircraft iceguards, inflatable oil booms and other products made from coated fabrics for commercial and military applications.



Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other


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factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, unless required by applicable law.